Exhibit 99.1

EMSC NEWS- FOR IMMEDIATE RELEASE

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES
SECOND QUARTER DILUTED EPS of $0.35

Highlights:

•                  Diluted earnings per share were $0.35 for the second quarter, an increase of 40% compared to the same quarter last year;

•                  Net revenue was $516.7 million for the second quarter, an increase of 8.0% compared to the same quarter last year;

•                  Adjusted EBITDA was $52.4 million for the second quarter, an increase of 16.4% compared to the same quarter last year.

Greenwood Village, Colorado (August 7, 2007) — Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announced results for the second quarter and six months ended June 30, 2007.

William A. Sanger, EMSC Chairman and Chief Executive Officer, said, “EMSC continues to produce year-over-year growth in diluted earnings per share, revenue and Adjusted EBITDA.

“We are particularly pleased with our recent acquisitions.  At EmCare during the quarter, we acquired two emergency physician practices. In July, AMR expanded its presence in the growing Las Vegas market with the acquisition of MedicWest Ambulance, and entered a new market with the acquisition of Abbott Ambulance in St. Louis. These acquisitions, consistent with our strategies to expand in current markets and enter new markets, provide excellent potential for additional growth.”

Financial Statement Presentation Changes

The Company has modified its presentation of interest income derived from restricted funds held for its insurance programs, following communications with the Securities and Exchange Commission.  Interest income related to these restricted funds, which was previously included as an offset to insurance expense, is now being recorded as a separate line item, “Interest income from restricted assets,” and is included in the Company’s presentation of Adjusted EBITDA.  Prior periods have been reclassified for comparative purposes.  The components included in Adjusted EBITDA are the same as the components included in EBITDA in prior presentations.

Results of Operations for the Three Months Ended June 30, 2007

For the quarter ended June 30, 2007, EMSC generated net revenue of $516.7 million, an increase of 8.0%, compared to the same quarter last year. The Company generated Adjusted EBITDA of $52.4 million, an increase of 16.4%, compared to the same quarter last year.  A reconciliation of non-GAAP to GAAP financial measures is included in this news release.

EMSC generated net income of $15.1 million, or $0.35 per diluted share on 43.2 million weighted average diluted shares outstanding for the second quarter of 2007, compared to net income of $10.7 million, or $0.25 per diluted share on 42.4 million weighted average diluted shares outstanding, an increase of 40.0% over the same quarter last year. The improvement in earnings is due primarily to higher net revenues per patient encounter, an increase in patient encounters and favorable results from our risk mitigation programs.

Operating cash flows for the quarter ended June 30, 2007, were $23.1 million, compared to $75.6 million provided during the same quarter last year. Operating cash flows in the quarter ended June 30, 2007 were negatively impacted by increases in accounts receivable. These increases were the result of significant revenue growth at EmCare and collection delays in both operating segments. The collection delays are primarily related to the implementation of our new billing system in certain AMR operating markets, and delays by fiscal intermediaries in releasing physician provider numbers for EmCare provider billings.  The intermediary delays are a recent industry issue that is being addressed by the Centers for Medicare and Medicaid Services (CMS).  The Company expects to collect the receivables that have been delayed pursuant to both issues.  Operating cash flows in the quarter ended June 30, 2006 were positively impacted by the collection of an $11.0 million 2005 income tax receivable.

Net cash used in investing activities was $17.2 million for the quarter ended June 30, 2007, compared to $22.6 million for the same quarter last year. The variance relates to lower insurance collateral and lower net capital expenditures.

Net cash used in financing activities was $6.3 million for the quarter ended June 30, 2007, compared to $22.3 million for the same quarter last year.  The variance relates primarily to an unscheduled payment of approximately $10.0 million on the senior secured credit facility in May 2006.

Results of Operations for the Six Months Ended June 30, 2007

For the six months ended June 30, 2007, EMSC generated net revenue of $1.04 billion, an increase of 9.8% compared to the same period last year.  The Company generated Adjusted EBITDA of $106.7 million, an increase of 27.1% compared to the same period last year.  Adjusted EBITDA increased 28.4%, excluding restructuring charges of $2.2 million recorded during the six months ended June 30, 2007 and $0.9 million recorded during the same period in 2006.

EMSC generated net income of $31.7 million, or $0.74 per diluted share ($0.77 per diluted share excluding restructuring charges) on 43.1 million weighted average diluted shares outstanding for the six months ended June 30, 2007, compared to net income of $18.0 million or $0.42 per diluted share ($0.44 per diluted share excluding restructuring charges) on 42.4 million weighted average diluted shares outstanding, an increase of 76.2% over the same period last year.

Operating cash flows for the six months ended June 30, 2007 were $19.3 million, compared to $112.4 million for the same period last year.  Operating cash flows in the six months ended June 30, 2007 were negatively impacted by increases in accounts receivable. These increases were the result of significant revenue growth at EmCare and collection delays in both operating segments. The collection delays are primarily related to the implementation of our new billing system in certain AMR operating markets, and delays by fiscal intermediaries in releasing physician provider numbers for EmCare provider billings.  The Company expects to collect the receivables that have been delayed pursuant to both issues. Operating cash flows in the six months ended June 30, 2006 were positively impacted by collection of approximately $24.0 million related to 2005 hurricane and income tax receivables.

Net cash used in investing activities was $23.2 million for the six months ended June 30, 2007, compared to $41.8 million for the same period last year. The variance relates to lower insurance collateral and lower net capital expenditures.

Net cash used in financing activities was $5.9 million for the six months ended June 30, 2007, compared to $19.0 million for the same period last year. The variance relates primarily to an unscheduled payment of approximately $10.0 million on the senior secured credit facility in May 2006.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s emergency department and hospital-based management services segment.

American Medical Response (AMR)

For the quarter ended June 30, 2007, AMR generated net revenue of $295.3 million, an increase of 0.5% compared to the same quarter last year.  Adjusted EBITDA was $23.4 million, a decrease of 4.4% compared to the same quarter last year, or 7.9% excluding restructuring charges in 2006.  The decrease is primarily the result of the loss of a portion of AMR’s 9-1-1 contract with Los Angeles County in June 2006 and the restructuring of our operations in that market in the first quarter of 2007, partially offset by the net impact of revenue growth during the period and lower insurance costs.

For the six months ended June 30, 2007, AMR generated net revenue of $603.4 million, an increase of 2.4% compared to the same period last year.  Adjusted EBITDA was $48.3 million, an increase of 1.5% compared to the same period last year, or 4.2% excluding restructuring charges of $2.2 million recorded during the six months ended June 30, 2007, and $0.9 million recorded during the same period in 2006.

EmCare

For the quarter ended June 30, 2007, EmCare generated net revenue of $221.4 million, an increase of 19.9% compared to the same quarter last year, resulting primarily from volume and revenue increases on new and existing contracts. Adjusted EBITDA was $29.1 million, an increase of 41.2% compared to the same quarter last year. The increase in Adjusted EBITDA resulted primarily from the net impact of revenue growth during the period and from lower insurance costs.

For the six months ended June 30, 2007, EmCare generated net revenue of $436.6 million, an increase of 21.8% compared to the same period last year.  Adjusted EBITDA was $58.4 million, an increase of 60.8% compared with the same period last year.

Guidance

The Company reaffirms its guidance of $205.0 to $210.0 million of Adjusted EBITDA, and diluted EPS of $1.30 to $1.37. This guidance does not include acquisitions.

Conference Call

EMSC management will host a conference call and live audio webcast on Tuesday, August 7, 2007, at 11:00 a.m. EDT, to discuss the Company’s financial results. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2006, EMSC provided services to nearly 10 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Non-GAAP Financial Measures Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other income, realized gain (loss) on investments, interest expense, interest income from restricted assets and depreciation and amortization.  Adjusted EBITDA is commonly used by management and investors as a performance measure and a liquidity indicator.  Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  However, reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range.  Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

EMERGENCY MEDICAL SERVICES CORPORATION
Consolidated Statements of Operations and Other Information
Including a Reconciliation of Income from Operations to Adjusted EBITDA(1)
(unaudited; in thousands, except shares, per share data and other information)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Net revenue	$516,712	$478,451	$1,040,031	$947,575
Compensation and benefits	357,309	330,927	712,241	656,974
Operating expenses	76,262	69,203	156,258	135,657
Insurance expense	17,476	20,566	37,777	44,796
Selling, general and administrative expenses	14,901	13,170	28,206	28,009
Depreciation and amortization expense	17,577	16,360	34,356	32,204
Restructuring charges	—	919	2,242	919
Income from operations	33,187	27,306	68,951	49,016
Interest income from restricted assets	1,660	1,362	3,375	2,685
Interest expense	(11,395)	(11,445)	(22,629)	(22,737)
Realized gain (loss) on investments	22	(306)	59	(525)
Interest and other income	532	780	1,189	1,132
Loss on early debt extinguishment	—	(193)	—	(193)
Income before income taxes and equity in earnings of unconsolidated subsidiary	24,006	17,504	50,945	29,378
Income tax expense	(9,012)	(6,788)	(19,474)	(11,416)
Equity in earnings of unconsolidated subsidiary	101	2	255	17
Net income	$15,095	$10,718	$31,726	$17,979

Basic earnings per common share	$0.36	$0.26	$0.76	$0.43
Diluted earnings per common share	$0.35	$0.25	$0.74	$0.42
Weighted average common shares outstanding, basic	41,544,901	41,497,245	41,533,093	41,497,238
Weighted average common shares outstanding, diluted	43,211,661	42,356,192	43,120,416	42,377,804

Other Information
EmCare patient encounters	1,807,602	1,631,705	3,551,624	3,179,310
AMR ambulance transports	702,621	724,854	1,430,028	1,457,615
AMR weighted transports	715,462	740,816	1,457,132	1,488,876

Reconciliation of income from operations to Adjusted EBITDA
Income from operations	$33,187	$27,306	$68,951	$49,016
Depreciation and amortization expense	17,577	16,360	34,356	32,204
Interest income from restricted assets	1,660	1,362	3,375	2,685
Adjusted EBITDA	$52,424	$45,028	$106,682	$83,905

(1)             These statements provide a reconciliation of Adjusted EBITDA to income from operations; and a reconciliation of income from operations to net income.

EMERGENCY MEDICAL SERVICES CORPORATION
Reconciliation of Adjusted EBITDA to Cash Flows Provided by Operating Activities
(unaudited; in thousands)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Adjusted EBITDA	$52,424	$45,028	$106,682	$83,905
Interest paid	(10,864)	(10,922)	(21,609)	(21,671)
Change in accounts receivable	(35,783)	11,903	(63,934)	31,881
Change in other operating assets/liabilities	17,164	29,496	(3,718)	18,164
Equity based compensation	400	329	800	629
Dividends received	—	—	416	—
Gain on disposal of property, plant and equipment	(170)	(670)	(181)	(717)
Other	(45)	475	824	224
Net cash provided by operating activities	$23,126	$75,639	$19,280	$112,415

EMERGENCY MEDICAL SERVICES CORPORATION
Reconciliation of Segment Income from Operations to Adjusted EBITDA
(unaudited; in thousands)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
AMR
Income from operations	$8,934	$10,782	$19,408	$20,720
Depreciation and amortization expense	13,711	13,051	27,461	25,661
Interest income from restricted assets	719	611	1,440	1,222
Adjusted EBITDA(1)	23,364	24,444	48,309	47,603

EmCare
Income from operations	24,253	16,524	49,543	28,296
Depreciation and amortization expense	3,866	3,309	6,895	6,543
Interest income from restricted assets	941	751	1,935	1,463
Adjusted EBITDA	29,060	20,584	58,373	36,302

Total
Income from operations	33,187	27,306	68,951	49,016
Depreciation and amortization expense	17,577	16,360	34,356	32,204
Interest income from restricted assets	1,660	1,362	3,375	2,685
Adjusted EBITDA	$52,424	$45,028	$106,682	$83,905

(1)             AMR Adjusted EBITDA includes $2.2 million of restructuring charges for the six months ended June 30, 2007, and $0.9 million for the three and six months ended June 30, 2006.

EMERGENCY MEDICAL SERVICES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$29,484	$39,336
Trade and other accounts receivable, net	481,123	416,450
Other current assets	137,669	76,703
Total current assets	648,276	532,489
Non-current assets:
Property, plant and equipment, net	150,420	147,162
Goodwill and other intangible assets, net	337,028	339,117
Other long-term assets	269,662	299,449
Total assets	$1,405,386	$1,318,217

Liabilities and Equity
Current liabilities	$300,186	$300,962
Long-term debt	480,481	475,616
Insurance reserves and other long-term liabilities	205,890	155,599
Total liabilities	986,557	932,177
Total equity	418,829	386,040
Total liabilities and equity	$1,405,386	$1,318,217

EMERGENCY MEDICAL SERVICES CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited; in thousands)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Cash Flows from Operating Activities
Net income	$15,095	$10,718	$31,726	$17,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, deferred taxes and other	26,650	23,522	55,206	44,391
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(35,783)	11,903	(63,934)	31,881
Insurance accruals	(5,020)	1,528	4	8,987
Other assets and liabilities	22,184	27,968	(3,722)	9,177
Net cash provided by operating activities	23,126	75,639	19,280	112,415

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(14,256)	(15,396)	(22,452)	(28,296)
Acquisition of businesses, net of cash received	(477)	(840)	(477)	(840)
Insurance collateral	(2,123)	(6,883)	(3,033)	(12,515)
Other investing activities	(306)	563	2,715	(194)
Net cash used in investing activities	(17,162)	(22,556)	(23,247)	(41,845)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	76	—	249	—
EMSC equity issuance costs	—	(90)	—	(912)
Repayments of capital lease obligations and other debt	(1,058)	(11,937)	(3,391)	(13,923)
Increase in bank overdrafts	(5,330)	(10,237)	(2,743)	(4,123)
Net cash used in financing activities	(6,312)	(22,264)	(5,885)	(18,958)

Change in cash and cash equivalents	(348)	30,819	(9,852)	51,612
Cash and cash equivalents, beginning of period	29,832	38,841	39,336	18,048
Cash and cash equivalents, end of period	$29,484	$69,660	$29,484	$69,660

Non-cash Activities
Re-financing of equipment under existing capital lease	$—	$—	$8,038	$—